Exhibit 10.81

Written description of oral agreement between Beijing Yipai-top Communications

Technology Co., Ltd. and Beijing Pypo Technology Group Company Limited

In March 2009, Beijing Yipai-top Communications Technology Co., Ltd., a then 50% owned subsidiary of Pypo, made cash advances of approximately $0.8 million to Pypo Beijing to meet Pypo Beijing’s short-term working capital needs. These cash advances are unsecured, interest-free obligation and are payable on demand. Pypo Beijing will repay such advances prior to September 30, 2009.